[TOMMY HILFIGER LOGO]




CONTACT:    Investor Relations:                       Public Relations:
            Valerie Martinez                          Kekst & Company:
            (212) 549-6780                            Ruth Pachman/Wendi Kopsick
                                                      (212) 521-4891/4867


                                                   FOR IMMEDIATE RELEASE


                  TOMMY HILFIGER CORPORATION ANNOUNCES RESULTS
                       FOR THE THIRD QUARTER OF FISCAL 2006


HONG KONG, February 9, 2006 - Tommy Hilfiger Corporation (NYSE:TOM) today reported results for the third quarter of its fiscal year ending March 31, 2006.

Net revenue for the third quarter of fiscal 2006 was $396.6 million compared to $430.7 million for the third quarter of fiscal 2005, a decrease of 7.9%. Operating income was $22.6 million for the third quarter of fiscal 2006 compared to $20.5 million in the prior year's third quarter, an increase of 10.2%. The Company earned net income of $15.5 million, or $0.17 per diluted share, as compared to $20.2 million, or $0.22 per diluted share, for the same period of fiscal 2005, a decrease of approximately 23%. Third quarter results for fiscal 2006 results included an income tax provision of $6.0 million or a 28% effective tax rate compared with a tax credit of $5.5 million in the comparable prior year's quarter. There were 93.9 million average shares and share equivalents outstanding during the third quarter of fiscal 2006 compared to 92.0 million a year earlier.

Retail revenue for the third quarter of fiscal 2006 was $185.8 million compared to $165.3 million a year earlier, an increase of 12.4%. Comparable sales at U.S. Company stores, the largest retail division, increased in the low single digit percentage range for the quarter. As of December 31, 2005, the Company's worldwide store count was 223, including 169 Company stores and 54 specialty stores, compared to 198 stores a year earlier, consisting of 158 Company stores and 40 specialty stores. Included in the current year's total are eight stores that the Company opened in the third quarter of fiscal 2006, as well as two closures.

U.S. wholesale revenue for the third quarter of fiscal 2006 was $107.5 million compared to $168.8 million for the third quarter of fiscal 2005, a decrease of 36.3%. Volume declined in each of the menswear, womenswear and childrenswear divisions primarily as a result of lower order levels from U.S. department stores. Approximately $13.5 million of this reduction is attributed to the Company's exit of the Young Men's Jeans wholesale business during fiscal 2005.

                           Tommy Hilfiger Corporation
                        9/F., Novel Industrial Building,
                            850-870 Lai Chi Kok Road,
                                 Cheung Sha Wan,
                               Kowloon, Hong Kong.
                          Tel: 2216 0668 Fax: 2371 2928

International wholesale revenue, consisting of the Company's European and Canadian wholesale businesses, totaled $80.6 million for the third quarter of fiscal 2006 versus $77.4 million for the third quarter of fiscal 2005, an increase of 4.1%. The increase was driven primarily by continued momentum in Europe. A year over year decline in the Euro versus the U.S. Dollar partially offset this increase.

Third party licensing revenue for the third quarter of fiscal 2006 was $20.6 million compared to $19.0 million for the third quarter of fiscal 2005, an increase of 8.4% that was driven by higher royalties and commissions from international licensees.


BALANCE SHEET HIGHLIGHTS

The Company had cash, cash equivalents, restricted cash and short-term investments totaling $687.0 million at December 31, 2005 compared to $543.5 million at December 31, 2004. Restricted cash is comprised of $150 million that is pledged as collateral under a letter of credit facility entered into by Tommy Hilfiger U.S.A., Inc. in April 2005. During fiscal 2006, the Company has received aggregate net proceeds of $96.6 million from the sale of two office buildings in New York City.

Inventories totaled $229.7 million at December 31, 2005 compared to $240.3 million at December 31, 2004.


NINE MONTHS RESULTS

For the nine months ended December 31, 2005, net revenue decreased 5.8% to $1,218.4 million from $1,293.7 million for the same period of fiscal 2005. For the comparable periods, segment revenues were as follows: retail revenue increased 13.8% to $453.4 million from $398.4 million; international wholesale revenue increased 12.6% to $360.2 million from $320.0 million; U.S. wholesale revenue decreased 34.3% to $342.7 million from $521.2 million; and third party licensing revenue increased 6.3% to $57.3 million from $53.9 million. Net income decreased by 5.6% to $67.7 million, or $0.73 per diluted share, for the nine months ended December 31, 2005 from $71.7 million, or $0.78 per diluted share, for the nine months ended December 31, 2004. Results for the nine months ended December 31, 2005 included a tax provision of $26.4 million or a 28% effective tax rate versus a tax credit of $1.6 million for the comparable prior year period.


OUTLOOK FOR FISCAL YEAR 2006

The Company continues to expect consolidated revenue for the full fiscal year ending March 31, 2006 to decrease in the mid to high single digit percentage range. This estimate takes into account reduced levels of forward orders placed by U.S. department stores, the year over year decline in the value of the Euro against the U.S. dollar, and an assumption of continued growth in the Company's retail and international wholesale segments during the remainder of the fiscal year.

Retail revenue is still expected to grow in the mid teen percentage range due to the impact of new store openings in Europe, Canada and the United States, along with an assumption of continued positive comparable store sales results for the remainder of the year. The Company anticipates operating approximately 170 outlet stores and approximately 59 specialty stores worldwide by March 31, 2006, a projected increase of 29 stores from March 31, 2005, including four H Hilfiger retail stores being opened in the fourth fiscal quarter.

The Company continues to expect international wholesale revenue for the full fiscal year to increase in the high single digit percentage range despite lower currency exchange rates, when compared to last year, led by growth in Tommy Hilfiger Europe.

The Company continues to expect U.S. Wholesale revenue to decline in fiscal 2006 by approximately 35%.

Third party licensing royalty revenue in fiscal 2006 is expected to be slightly higher than that of fiscal 2005 with higher international royalties and commissions, particularly from Japan and elsewhere in Asia, offset by lower royalty income from U.S. licensees, as well as the declining value of the Euro against the U.S. dollar.

As the mix of the Company's business shifts toward a higher concentration of International Wholesale and Retail business, both gross margin and selling, general and administrative expenses as a percentage of sales are expected to rise. Anticipated expenses for fiscal 2006 also include costs to support the development of its H Hilfiger retail concept, the Karl Lagerfeld brand in the United States, and its E-commerce initiative and take into account the cost savings related to the U.S. Wholesale restructuring actions, which have been implemented.

Taking these factors into account, the Company continues to believe operating income will be in the high single digit percentage range of revenue for fiscal 2006 reflecting the improvements in operating results that were achieved during the first nine months of fiscal 2006.

The Company now projects pretax income to increase by more than 45% in fiscal 2006 compared to its fiscal 2005 pretax results, an improvement from the Company's previous estimate of an increase in pretax income of approximately 35%. The improvement is expected to be driven by actions taken to reduce expenses in the Company's U.S. wholesale and corporate divisions, along with improved sales and gross margin in the Company's U.S. outlet stores and a higher estimate of interest income on the Company's available cash balances.

The Company's estimated effective tax rate for fiscal 2006 is still expected to be approximately 28%. As previously disclosed, the Company projects its effective tax rate for fiscal 2006 to be above recent historical rates, principally because of the elimination of approximately $12 million of annualized tax benefits previously realized by the Company as a tax resident of Barbados, under an income tax treaty between Barbados and the United States. The treaty's benefits were eliminated effective February 1, 2005. The Company expects its effective tax rate to be below the U.S. statutory tax rate in fiscal 2006 primarily due to lower tax rates applicable to the Company's earnings in certain countries outside the U.S., such as in the Netherlands, where the Company enjoys a favorable tax ruling through March 31, 2007.

Taking the above operational improvements and higher interest income assumption into account, the Company now believes that net income for fiscal 2006 will exceed that of fiscal 2005 in the mid teen percentage range. The Company's prior estimate indicated that net income for fiscal 2006 would be comparable to or slightly higher than that of fiscal 2005.

Capital expenditures for fiscal 2006 are anticipated to be approximately $80 million to support the Company's worldwide retail expansion, additional and renovated in-store shops and fixtured areas, and operating facilities. This retail expansion includes the anticipated opening of approximately 29 new retail stores during fiscal 2006, including four H Hilfiger stores as well as new specialty stores in various European markets.


PRELIMINARY OUTLOOK FOR FISCAL 2007

The Company's current outlook for the year ending March 31, 2007 is for revenue to increase in the mid single digit percentage range as compared to our expected revenue in fiscal 2006. Revenue growth is expected to be driven by its retail and international wholesale segments, offset by the continued contraction of its U.S. wholesale segment. Operating income is expected to remain in the range of the high single digits as a percentage of revenue. The effective tax rate is projected to remain at 28% for fiscal 2007. Net income is expected to increase in the high single digit percentage range when compared to fiscal 2006 results. The Company's projections for fiscal 2007 assume approximately $6.5 million in expense related to stock options under revised accounting standards required to be implemented effective April 1, 2006. Excluded from fiscal 2007 projected results, however, is a pretax accounting gain of approximately $20.0 million related to the sale, in December 2005, of the Company's office building located at 25 West 39th Street in New York City. The estimated gain has been deferred for accounting purposes since the Company has continuing involvement in the building. This continuing involvement is expected to cease in fiscal 2007, at which time the gain will be recognized.


UPDATE ON MERGER AGREEMENT WITH APAX PARTNERS

On January 17, 2006, the Company filed with the Securities and Exchange Commission its preliminary proxy statement for the special shareholder meeting to consider the proposed acquisition by funds advised by Apax Partners. As announced last week, the Federal Trade Commission granted early termination of the Hart-Scott-Rodino waiting period. The Company currently expects to hold its shareholder meeting in April 2006 and to consummate the merger promptly thereafter, subject to the receipt of shareholder approval and the satisfaction of the other conditions to closing. As described in more detail in the preliminary proxy statement, the Apax transaction was the result of a thorough sales process undertaken over the preceding four months, including contacts with 24 potential strategic and financial bidders to solicit interest in a potential transaction with the Company. At a regular meeting of the Company's Board of Directors earlier this week, the Board reviewed with its financial advisor, J.P. Morgan Securities Inc., the recent Schedule 13D filing by Sowood Capital Management LP. Following such review, the independent directors unanimously reaffirmed their determination that the Apax transaction is fair to and in the best interests of the Company and its shareholders. Since the announcement of the

Apax transaction on December 23, 2005, no third party has contacted the Company or J.P. Morgan Securities Inc. to express interest in a making a competing bid for the Company.


SAFE HARBOR STATEMENT

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "expect," "believe" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, many of which are beyond our control including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company's customers, distributors, and licensees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company's products; actions by our major customers or existing or new competitors; the effect of the Company's strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties; changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company's facilities and actions to reduce selling, general and administrative expenses; the ability to satisfy closing conditions in connection with the Company's merger agreement; the outcome of the class action lawsuits against the Company and the Company's discussions with the Hong Kong Inland Revenue Department and other tax authorities and the financial statement impact of such matters; as well as other risks and uncertainties set forth in the Company's publicly-filed documents, including this press release and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


ADDITIONAL DISCLOSURES

In connection with the proposed transaction with funds advised by Apax Partners, the Company has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission. Shareholders are urged to read the definitive proxy statement and other relevant documents carefully when they become available, because they will contain important information. Shareholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission's website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by the Company will be available free of charge from the Company.

The Company and its directors and executive officers and certain other of its employees may be soliciting proxies from shareholders of the Company in favor of the proposed transaction. Information concerning the participants in the proxy solicitation is included in the preliminary proxy statement filed by the Company with the Securities and Exchange Commission.


CONFERENCE CALL INFORMATION
As previously announced, the Company will be hosting a conference call today at 10:30 A.M. Eastern Time to discuss its third quarter fiscal 2006 results, along with an update on the transaction with Apax Partners. Those interested in listening to the conference call can access the broadcast via dial in at 1-800-987-6057 (U.S.) or 1-785-830-1915 (International), with passcode: 8543596;
or via the internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=98332&eventID=1210959 (please paste link into browser). A replay of the broadcast will also be available shortly after the completion of the call via dial in at 1-888-203-1112 (U.S.) or 1-719-457-0820 (International), with passcode: 8543596; or via the internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=98332&eventID=
1210959 (please paste link into browser). Replays will be available until February 16, 2006.


Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear. The Company's brands include Tommy Hilfiger and Karl Lagerfeld. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance, and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company's own network of outlet and specialty stores in the United States, Canada and Europe.

                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                          STATEMENT OF OPERATIONS DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                              THREE MONTH ENDED DECEMBER 31,
                                              ------------------------------
                                                 2005                  2004
                                              --------              --------
NET REVENUE                                   $  396.6              $  430.7
COST OF GOODS SOLD                               188.6                 236.8
                                              --------              --------
GROSS PROFIT                                     208.0                 193.9

DEPRECIATION AND AMORTIZATION                     18.1                  17.5
OTHER SG&A EXPENSES                              167.3                 155.9
                                              --------              --------
TOTAL SG&A EXPENSES                              185.4                 173.4

INCOME FROM OPERATIONS                            22.6                  20.5

INTEREST EXPENSE, NET                              1.1                   5.8
                                              --------              --------

INCOME BEFORE TAXES                               21.5                  14.7

INCOME TAXES                                       6.0                  (5.5)
                                              --------              --------
NET INCOME                                        15.5                  20.2
                                              --------              --------
                                              --------              --------

INCOME PER SHARE - BASIC

NET INCOME                                    $   0.17              $   0.22
                                              --------              --------
                                              --------              --------

WEIGHTED AVERAGE SHARES OUTSTANDING               92.2                  91.8
                                              --------              --------
                                              --------              --------

INCOME PER SHARE - DILUTED

NET INCOME                                    $   0.17              $   0.22
                                              --------              --------
                                              --------              --------

WEIGHTED AVERAGE SHARES AND
  SHARE EQUIVALENTS OUTSTANDING                   93.9                  92.0
                                              --------              --------
                                              --------              --------

REVENUE BY SEGMENT
            Retail                            $  185.8              $  165.3
            International Wholesale               80.6                  77.4
            U. S. Wholesale                      107.5                 168.8
            Licensing                             20.6                  19.0
            Other                                  2.1                   0.2
                                              --------              --------
            TOTAL                             $  396.6              $  430.7
                                              --------              --------

                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                          STATEMENT OF OPERATIONS DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                              NINE MONTHS ENDED DECEMBER 31,
                                             -------------------------------
                                                2005                  2004
                                             ---------             ---------
NET REVENUE                                  $ 1,218.4             $ 1,293.7
COST OF GOODS SOLD                               585.0                 699.2
                                             ---------             ---------
GROSS PROFIT                                     633.4                 594.5

DEPRECIATION AND AMORTIZATION                     53.0                  57.1
OTHER SG&A EXPENSES                              480.6                 449.1
                                             ---------             ---------
TOTAL SG&A EXPENSES                              533.6                 506.2

INCOME FROM OPERATIONS                            99.8                  88.3

INTEREST EXPENSE, NET                              5.7                  18.2
                                             ---------             ---------

INCOME BEFORE TAXES                               94.1                  70.1
INCOME TAXES                                      26.4                  (1.6)
                                             ---------             ---------

NET INCOME                                        67.7                  71.7
                                             ---------             ---------
                                             ---------             ---------

INCOME PER SHARE - BASIC

NET INCOME                                   $    0.74             $    0.78
                                             ---------             ---------
                                             ---------             ---------

WEIGHTED AVERAGE SHARES OUTSTANDING               92.0                  91.6
                                             ---------             ---------
                                             ---------             ---------

INCOME PER SHARE - DILUTED

NET INCOME                                   $    0.73             $    0.78
                                             ---------             ---------
                                             ---------             ---------

WEIGHTED AVERAGE SHARES AND
  SHARE EQUIVALENTS OUTSTANDING                   93.2                  92.3
                                             ---------             ---------
                                             ---------             ---------

REVENUE BY SEGMENT
            Retail                        $      453.4           $     398.4
            International Wholesale              360.2                 320.0
            U. S. Wholesale                      342.7                 521.2
            Licensing                             57.3                  53.9
            Other                                  4.8                   0.2
                                              --------              --------
            TOTAL                         $    1,218.4           $   1,293.7
                                              --------              --------
                                              --------              --------

                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                               BALANCE SHEET DATA
                                 (IN MILLIONS)

                                         December 31,    December 31,  March 31,
                                            2005            2004         2005
                                         ------------    ------------  ---------
CASH AND CASH EQUIVALENTS                $      501.8    $      478.8      481.0

SHORT-TERM INVESTMENTS                           35.2            64.7       40.7

RESTRICTED CASH                                 150.0             -          -

ACCOUNTS RECEIVABLE                              78.2            78.2      153.9

INVENTORIES                                     229.7           240.3      203.3

WORKING CAPITAL                                 747.5           726.1      661.0

PROPERTY AND EQUIPMENT, NET                     207.9           244.7      250.1

INTANGIBLE AND OTHER ASSETS                     941.9           923.3      943.9

TOTAL ASSETS                                  2,232.5         2,128.0    2,158.1

CURRENT PORTION OF LONG-TERM DEBT                 0.8             0.4        0.4

OTHER CURRENT LIABILITIES                       334.4           233.5      302.7

LONG TERM DEBT                                  344.6           344.1      344.0

DEFERRED TAX AND OTHER LIABILITIES              191.7           226.8      186.7

TOTAL LIABILITIES                               871.5           804.9      833.8

SHAREHOLDERS' EQUITY                           1,361.0         1,323.1   1,324.3





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